Exhibit 10.6

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of the 21st day of March, 2008, by and among Zoots Corporation, a Delaware corporation (“Zoots”), Zoots Holding Corporation, a Delaware corporation (“Holding”), Delivery LLC, a Delaware limited liability company (“Delivery” and together with Zoots and Holding, the “Companies,” each of which may be referred to from time to time herein individually as a “Company”), USDC Portsmouth, Inc., a California corporation (“Purchaser”) and U.S. Dry Cleaning Corporation, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, NewStar Financial, Inc. (“Seller”), as administrative agent and successor lender under the Credit Agreement (as hereinafter defined) has a valid and duly perfected security interest in and lien on substantially all of the assets of the Companies, to secure all liabilities, obligations and indebtedness owing to Seller under that certain Credit and Security Agreement, dated as of April 1, 2005, among Zoots as borrower, Holding, Delivery and Widmer’s, LLC as guarantors, and Seller (as successor lender thereunder) (as amended from time to time, the “Credit Agreement”), and the other agreements, documents and instruments entered into in connection therewith (collectively, the “Credit Documents”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Seller and Purchaser are entering into a Secured Party Sale Agreement, dated of even date herewith (the “Sale Agreement”), providing for the purchase by Purchaser of certain assets of the Companies pursuant to a private sale in accordance with Section 9-610 of the UCC (the “Secured Party Sale”);

WHEREAS, the Companies have consented to the Secured Party Sale;

WHEREAS, Seller and Purchaser desire that the transactions contemplated by the Sale Agreement be consummated as promptly as possible, and, in such regard, have requested the cooperation and assistance of the Companies in order to consummate those such transactions; and

WHEREAS, in partial consideration for Purchaser agreeing to execute and deliver the Sale Agreement, and to consummate the transactions contemplated therein, and for other good and valuable consideration, as set forth herein, the Companies desire to execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, and to induce Purchaser and Seller to execute and deliver the Sale Agreement, and to consummate the transactions contemplated therein, the parties hereto hereby agree as follows:

1.     DEFINITIONS.

Capitalized terms used but not otherwise defined in this Agreement are used with the meanings given those terms in the Sale Agreement.  In addition, as used in this Agreement (including in the preamble and recitals above), the following terms have the following definitions:

“Action” means any suit, order, litigation, arbitration, mediation, action or other proceeding before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Business” means the retail dry cleaning and laundry business engaged in by the Companies using the “Portsmouth Network” (and related assets) and the locations covered by the leases listed on Schedule 4(a) hereto during the one (1) year period immediately prior to the date hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in The City of New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder

“Company Material Adverse Effect” shall mean a material adverse effect on the assets, properties, financial condition and/or prospects of the Business, taken as a whole, other than as disclosed on Schedule 1 hereto; provided, however, that in no event shall any of the following be or be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (i) any change resulting from conditions affecting the retail dry cleaning and laundry industries or from changes in general business, financial, political, capital market or economic conditions (including any resulting from any hostilities, war or military or terrorist attack anywhere in the world); (ii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that Purchaser and its Affiliates are the prospective owners of the Companies’ assets; (iii) any change resulting from the compliance by any Company with the terms of, or the taking of any action by any Company contemplated or permitted by, this Agreement; or (iv) any condition described in any Schedule to this Agreement; (v) any change in applicable law.

“Company Transaction Documents” means, collectively, this Agreement and the agreements, instruments and documents contemplated herein contemplated therein, or otherwise incidental hereto, to be executed by any Company.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of or to a Governmental Authority or any other person or entity.

“Contract” means any written or oral contract, agreement, license, commitment, undertaking or arrangement, whether express or implied, and includes purchase and sale orders.

“Conveyed Assets” means, collectively, the Assigned Contracts the Purchased Assets (as defined in and to be acquired pursuant to the Sale Agreement) and the Company Purchased Assets (as defined below in Section 4(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or within the six years preceding the date of this Agreement.

“Governmental Authority” means any government or any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Law” means any law (including, without limitation, principles of common law), statute, code, regulation, treaty, permit, license, certificate, judgment, order, writ, decree, award or other decision or requirement of any arbitrator or Governmental Authority.

“License Agreement” means a license agreement by and between one or more of the Companies and the Purchaser, in form and substance satisfactory to the Companies and the Purchaser, pursuant to which the Companies will grant to the Purchaser those rights described in Section 9(f) hereof.

“Lien” means any security interest, mortgage, lien, pledge, adverse claim, interest, charge, option, pledge, right of first option, right of first refusal, obligation or other restriction or encumbrance of any kind on title or transfer of any nature whatsoever.

“Permit” means any Consent, license, registration, permit, franchise or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity or any agency, instrumentality or political subdivision of a governmental entity, or any other entity or body.

“Required Consents” means, collectively, written consents from the counterparties to the contracts listed on Schedule 4(b), in form and substance reasonably satisfactory to Purchaser.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind imposed by any governmental authority, including, without limitation: taxes or other charges on or with respect to income, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges.

“Transaction Documents” means, collectively, the Sale Agreement, the agreements, instruments and documents contemplated therein or otherwise incidental thereto, and the Company Transaction Documents.

“Transactions” means, collectively, the transactions contemplated in the Transaction Documents.

“Virginia Property Taxes” has the meaning set forth in Section 2(m).

“Virginia Property Tax Liability” has the meaning set forth in Section 2(m).

2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.

The Companies hereby represent and warrant, jointly and severally, as of the date hereof and as of the Closing Date, to Purchaser as follows:

(a)     The Obligations.  Pursuant to the Credit Agreement, and certain other documents, instruments and agreements executed pursuant thereto or in connection therewith, Seller has made loans to, and made other financial accommodations to or for the benefit of, the Companies.  The repayment of the liabilities, obligations and indebtedness owing to Seller are secured by valid, enforceable and fully perfected Liens in favor of Seller against substantially all of the Companies’ assets, including, without limitation, all of the Purchased Assets (the “Seller Liens”).

(b)     Defaults; Right to Assign.  As a result of continuing defaults by the Companies in the performance of their obligations and in repayment and performance of the other liabilities under the Credit Agreement, Seller has the right under Section 9-610 of the UCC, and under the Credit Documents, to sell and transfer to any person or entity for value in a private sale all of the Companies’ rights in and to any or all of the personal property and other assets subject to the Seller Liens.

(c)     Organization; Authorization.  Each of the Companies is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other Company Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each other Company Transaction Document have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of each relevant Company.  This Agreement is, and each of the other Company Transaction Document shall be when executed and delivered by each relevant Company, the valid and binding obligations of such Company enforceable in accordance with its terms.

(d)     No Conflict.  Neither the execution and delivery of this Agreement and the other Company Transaction Documents, nor the consummation of any or all of the Transactions, will violate the certificate or articles of incorporation, by-laws, certificate of formation, operating agreement or other governing documents of any of the Companies; (i) violate, be in conflict with, or constitute a default under, or other than the Key Landlord Consents or as set forth on Schedule 4(b), require the consent of any third party to, any material contract or other agreement to which any of the Companies is a party; (ii) violate any Law applicable to any of the Companies; or (iii) result in the creation or imposition of any further Lien on any assets of any Company.

(e)     Brokers; Agents.  The Companies have retained the services of Drycleaning Plus, National Commercial Brokers, and/or Matrix Capital Markets Group, Inc. (collectively, the “Brokers”).  Fees or commissions owed to the Brokers, if any, will be paid by the Companies.  The Companies have not dealt with any agent, finder, broker or other representative in any manner which could result in Purchaser being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

(f)     Sufficiency of Assets; Title; Condition. Except as set forth on Schedule 2(f), the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner currently and historically operated by the Companies. The Companies’ liabilities to Seller under the Credit Agreement are secured by valid and perfected Liens in favor of Seller against all of the Purchased Assets.  Except as set forth on Schedule 2(f), to the knowledge of the Companies, each item of tangible personal property included in the Purchased Assets and reasonably required for the continued operation of the Business on a basis consistent with the past practices of the Business immediately prior to the Closing is in good operating condition or repair adequate for its present use, reasonable wear and tear and routine or scheduled maintenance excepted.  Upon transfer of the Company Purchased Assets, if any, to Purchaser as contemplated herein, Purchaser will acquire good and marketable title thereto, free and clear of the Liens.

(g)     Assumed Contracts.  To the knowledge of the Companies, each Assumed Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Each Company has performed in all material respects all obligations required to be performed by it under each Assumed Contract to which it is a party, and to the knowledge of each Company, no condition exists or event has occurred that, with or without notice or lapse of time, would constitute a default or a basis for delay or non-performance by any Company or by any other party thereto.

(h)     Financial Data Files; Other Records.  To the knowledge of the Companies, the Companies have provided to Purchaser full and complete copies of all (x) historical data files and other document relating to the financial information of the Business and/or the point-of sale system and data files and (y) records and other documents relating to all motor vehicles forming part of the Purchased Assets (including, without limitation, maintenance records).

(i)     Accounts Receivable.  Schedule 2(i) sets forth a true and complete list of all accounts receivable of each Company arising from the Business and the aging thereof as of two (2) Business Days prior to the date hereof.  Two (2) Business Days prior to the Closing Date the Companies shall provide an updated Schedule 2(i) to Purchaser, which shall set forth a true and complete list of all accounts receivable of each Company arising from the Business and the aging thereof as of such delivery date.  All such accounts receivable of the Companies (i) represent sales actually made in the ordinary course of the Business, (ii) do not represent obligations for goods sold on consignment and (iii) are not the subject of any claims brought by or on behalf of any Company or any other party, or to knowledge of any Company, are not disputed in any material respect.

(j)     Litigation.  Except as set forth on Schedule 2(j), there is no Action pending or threatened seeking to enjoin, restrain or prohibit any of the Transactions or that relates to (x) any Conveyed Asset or (y) to the knowledge of the Companies, the retaining or employment of any consultant or employee in connection with the Business.  Except as set forth on Schedule 2(j), there is no Action pending or threatened that might call into question the validity of any Transaction Document, or any action taken or to be taken pursuant hereto or thereto.

(k)     Environmental Matters.  Except for any matter that would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Companies, the ownership and use by the Companies of the Conveyed Assets and the conduct of the Business are in compliance with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters.  As used herein, “Legal Requirements” means all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to the Companies’ businesses.  To the knowledge of the Companies, the Companies have not received any notice from any Governmental Authority or any other Person of any alleged violation or noncompliance.  For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance,” “pollutant,” “toxic substance,” “toxic waste,” “hazardous waste,” “contaminant” or other words of similar import in any federal, state or local environmental law, statute, ordinance, rule or regulation applicable to the Companies’ businesses.

(l)     Permits.  To the knowledge of the Companies, Schedule 2(l) lists all Permits possessed by each Company relating to the Conveyed Assets and/or the Business. To the knowledge of the Companies, each Company currently has, and at all times since January 1, 2006 had, all Permits necessary or required under applicable Law for the conduct of the Business except where the failure to have such Permits did not and would not have a Company Material Adverse Effect.  Except as set forth in Schedule 2(l), to the knowledge of the Companies, all such Permits are in full force and effect, are transferable to Purchaser by virtue of the transactions contemplated by this Agreement and the Sale Agreement, and, to the knowledge of each Company, no suspension or cancellation of any of them is being threatened.

(m)     Tax Matters.  Other than as set forth on Schedule 2(m), the Companies have properly prepared and timely filed, or will file on a timely basis, all Tax Returns required to be filed by or on behalf of or with respect to the Companies for any period and such Tax Returns are true, correct and complete in all material respects.  Other than the property taxes owed by the Companies with respect to the Processing Plant (the “Virginia Property Taxes”) or as otherwise set forth on Schedule 2(m), all Taxes due and owing by any Company (whether or not shown or required to be shown on any Tax Return) have been paid.  The aggregate amount of the Companies’ liabilities with respect to the Virginia Property Taxes (including, without limitation, all fees and penalties relating thereto, if any), do not exceed $62,575.90 (such amount, the “Virginia Property Tax Liability”).  To the knowledge of the Companies, none of the Purchased Assets is subject to any Lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local Law, under which transferee liability might be imposed upon Purchaser as a buyer of such Purchased Assets pursuant to Section 6323 of the Code or any comparable provision of state or local Law.

(n)     Intellectual Property.  The Companies own or hold valid licenses to use such Intellectual Property, without any infringement or misappropriation of the rights of other Persons.  As used herein “Intellectual Property” means (a) the trademarks “Zoots” and “The Cleaner Cleaner,” (b) the domain name zoots.com, and (c) the 1-800 telephone number used in connection with the Business.

(o)     Employees.  Schedule 2(o) lists: (i) the names and titles of all current employees of each Company employed in connection with the Business (the “Relevant Employees”), whether such employees are full or part time employees or temporary employees with each of their hourly rates or target salaries (including amounts subject to performance criteria) and the current annual salary payable to each such Relevant Employee as of the date hereof, and (ii) the aggregate amount of such remuneration for each such Relevant Employee for the calendar year 2007.  Except as set forth on Schedule 2(o), (A) no Company has agreed (whether orally or in writing) to any increase in the compensation or benefits payable to, or otherwise materially modified the terms of employment of, any Relevant Employee from those in effect as of September 30, 2007, (y) all Relevant Employees are “at will” under oral agreement and (B) there are no employment agreements, arrangements or understandings with respect to such Relevant Employees, other than customary 3% annual raises granted to employees on the anniversary of their start date. No Company is bound by any union or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees’ association or similar organization relating to any Relevant Employee, nor is any Company subject to any pending or, to the knowledge of any Company, threatened labor dispute or organization activity relating to any Relevant Employee. Except as set forth on Schedule 2(o), there are no pending claims or actions that have been asserted or instituted with respect to workers compensation or asserting employment discrimination, disability, wage and hour, wrongful discharge, harassment, breach of contract, defamation, invasion of privacy, unemployment compensation, employee safety or other similar claims relating to any Relevant Employee under which any Company may have liability, contingent or otherwise. There are no present or, to any Company’s knowledge,  threatened actions, work stoppages or other labor difficulties relating to any Relevant Employee. Except as set forth on Schedule 2(o), no unfair labor practice, wrongful termination, or race, sex, age, disability or other discrimination, complaint or other Action is pending with respect to any Relevant Employee, nor, to any Company’s knowledge, is any such complaint or other Action threatened, against any Company before the National Labor Relations Board, Equal Employment Opportunity Commission or any other Governmental Authority, and no grievance is pending, nor, to any Company’s knowledge, is any grievance threatened against any Company.  The Companies have provided to Purchaser full and complete copies of all contracts, reports and other documentation in possession of any Company relating to each Relevant Employee.

(p)     Employee Benefit Plans.  Schedule 2(p) lists each of the Companies’ employee pension, profit sharing, deferred compensation, severance, cafeteria, stock option, stock purchase, incentive, golden parachute, bonus, group or individual medical and health benefits, welfare, insurance or other employee benefit plan, program or arrangement (collectively, the “Company Plans”), which is maintained or contributed to by any Company on behalf of any Relevant Employee. Complete and correct copies of all such Company Plans have been made available to Purchaser.  There is no Company Plan, nor has any Company at any time maintained, administered, contributed or been required to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or the provisions of Title IV of ERISA.  None of the Company Plans is a “multiemployer pension plan” within the meaning of Section 3(37) of ERISA. Each Company Plan and any related trust agreement that is intended to be qualified under the provisions of Section 401(a) of the Code has received a favorable determination from the IRS to that effect, and, to the knowledge of each Company, no circumstance exists that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each Company Plan and any related trust agreement complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws that are applicable to such plans, including but not limited to ERISA and the Code.  No Company has any obligation to make any payment to or with respect to any current or former employee pursuant to any severance agreement or retiree medical benefit or other Company Plan, or would have any obligation to make any severance or other payments to any employee if such employee was terminated prior to, at or after the Closing.  No benefit, payment or other entitlement under any Company Plan, or under any agreement relating to the employment of the Relevant Employees, will be established or become accelerated, vested, payable or funded by reason of the execution and delivery of this Agreement or the consummation of the Transactions, and there are no claims pending, or to the knowledge of any Company, threatened with respect to any Company Plan, other than claims for the payment of benefits in the ordinary course of operation of such Company Plan.

(q)     Purchased Assets.  The Companies have good, valid and marketable title to the following assets (collectively, the “Purchased Assets”):

(i)       all of the tangible assets and all of the Companies’ rights in and to the vehicle and personal property leases listed on Schedule 2(q)(i) hereto;

(ii)      all customer and prospective customer lists used in connection with the operation of the Business;

(iii)     all customer goodwill generated in the operation of the Business;

(iv)    all inventories of the Companies in connection with the Business, including, without limitation, all purchased parts, materials and supplies, as set forth on Schedule 2(q)(iv) hereto;

(v)     all accounts receivable of the Companies in connection with the Business, including, without limitation, all accounts receivable set forth on Schedule 2(i) hereto;

(vi)    all personal property, machinery, furniture, fixtures, leasehold improvements, and equipment situated at the Companies’ retail dry cleaning and laundry stores and processing facilities, and used in connection with the operation of the Business;

(vii)   all real property leases and other contracts listed on Schedule 4(a);

(viii)  all prepaid items or accounts of the Companies relating solely to the Business and described on Schedule 2(q)(vii) hereto;

(ix)     all of the deposits may by any Company under any lease or other contract relating to the Business listed on Schedule 2(q)(x) hereto;

(x)     all computer equipment located at any of the premises located at the locations covered by the leases listed on Schedule 4(a);

(xi)     all rights in the Intellectual Property described in Section 9(f) below;

(xii)    cash of not less than $15,000;

(xiii)   all physical plans and designs of the Business’ labs and stores (including, without limitation, blueprints and layouts); and

(xiv)   all books and records relating solely to the Business (if any).

(r)     Other Trademarks.  The Companies have good, valid and marketable title to the trademarks “Zoots” and “The Cleaner Cleaner”.

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3.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

(a)     The representations and warranties of the Companies contained in this Agreement, or in any certificate or other instrument delivered in connection herewith, shall survive the Closing and shall expire six (6) months after the Closing Date, provided that if any party hereto, before expiration of a representation or warranty given by another party hereto, delivers to such other party a written notice alleging a breach of such representation or warranty, the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(b)     From and after the date hereof, each Company shall, jointly and severally, defend, indemnify and hold harmless Purchaser, Parent and their respective Affiliates (each a “Purchaser Indemnified Party”) from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including, without limitation, interest, penalties and reasonable attorneys’ fees) (“Losses”), that such Purchaser Indemnified Party may incur, sustain or suffer resulting from or arising out of (directly or indirectly) or in connection with (i) any breach of or any inaccuracy in any representation or warranty of any Company contained in this Agreement, or any other certificate or other document delivered by Seller pursuant to this Agreement, or in any Schedule or Exhibit hereto or thereto, and/or (ii) any breach or failure to perform any covenant or agreement of any Company contained in this Agreement.

(c)     In the event that any Purchaser Indemnified Party shall have incurred, sustained or suffered any Loss with respect to which it is entitled to be indemnified under Section 4(b) above resulting from or arising out of (directly or indirectly) or in connection with any breach of or any inaccuracy in any representation or warranty of any Company contained in [Section 2(m) (other than any income or franchise Taxes),] Section 2(q) or Section 2(r) above, Parent shall, in addition to any other rights Purchaser or Parent  may have against the Companies, have the right to set-off the full amount of such Loss against the payments due under the Note, in which event the Note shall be deemed to be automatically amended accordingly.  In addition, Parent shall have the right to set-off against the payments due under the Note the full amount of the Losses contemplated in Section 9(f)(iv) below, in which event the Note shall be deemed to be automatically amended accordingly.

4.     ASSIGNMENT AND ASSUMPTION.

(a)     Assigned Contracts and Intellectual Property.  At the Closing, the Companies shall assign to Purchaser all of their right, title and interest in and to the following Contracts (collectively, the “Assigned Contracts”):

(i)     the real property leases and other contracts listed on Schedule 4(a); and

(ii)     the vehicle, equipment and other personal property leases and loan agreements listed on Schedule 2(q)(i) (representing outstanding payment liabilities (including, without limitation, residual payments) of approximately $156,000 in the aggregate).

(b)     Consents.  This Section 4 does not constitute an agreement to assign any of the Assigned Contracts that are not capable of being validly assigned without the Consent of any third party that has not been obtained on or prior to the Closing Date (a “Nonassignable Contract”).  Schedule 4(b) sets forth a list of each such Nonassignable Contract and all of the consent or other fee or consideration payable to the counterparty to each such Nonassignable Contract in connection with the obtaining of such Consent.  The Companies will use their best efforts to obtain any Consent required to assign the Assigned Contracts to Purchaser, and Purchaser will cooperate in any commercially reasonable manner that the Companies request; provided that Purchaser will not be obligated to pay any consent fee of other consideration required in order to obtain any such Consent.  The relevant Company shall pay all consent fees and other considerations required in order to obtain such Consents.  In the event that the parties are unsuccessful in obtaining necessary Consents for the transfer of any of the Assigned Contracts prior to the Closing, the Companies shall hold such Assigned Contracts and take such action as may be reasonably requested by Purchaser in order to place Purchaser, to the extent possible and consistent with the appropriate documents relating to such Assigned Contracts, in the same position as would have existed had such Consent been obtained prior to the Closing and such portion of the Assigned Contracts transferred to Purchaser as contemplated hereby.  As and when such Assigned Contracts become transferable, the Companies will transfer such Assigned Contracts forthwith to Purchaser and the assignment to Purchaser by the Companies of any such Assigned Contracts shall be deemed effective at the time such Consent is obtained.  Nothing in this Section 4(b) shall affect the rights of Purchaser under Section 1.6 of the Sale Agreement.

(c)     Company Purchased Assets.  It is the intention of the parties hereto that the transactions contemplated by the Sale Agreement be consummated.  For the avoidance of doubt, to the extent that any Purchased Assets described in the Sale Agreement are not subject to perfected first priority liens in favor of Seller, the Companies hereby transfer and assign to Purchaser all their right and title in and to such Purchased Assets (the “Company Purchased Assets”).  The Company Purchased Assets shall include, without limitation, all of those assets described in clauses (i), (vi) (to the extent that any fixtures are deemed to be real estate requiring a filing with local land records), (xii) and (xiii) on Schedule 2(q), those assigned contracts relating to the assets described on Schedule 2(n) and those assets described on Schedule 4(a).  Notwithstanding anything to the contrary set forth herein, the Company Purchased Assets shall not include any of the Companies’ rights under any agreement by and between one or more of the Companies and the purchaser of any of the assets of one or more of the Companies.

5.     ASSUMPTION OF LIABILITIES; COMPANY PURCHASE PRICE.

(a)     Assumed Liabilities.  At the Closing, Purchaser shall assume from the Companies and thereafter pay, perform or otherwise discharge or satisfy when due (except while contested in good faith by appropriate proceedings) all liabilities (i) arising under any Assigned Contracts, but only to the extent such liabilities accrue from and after the Closing Date and do not arise from, and not attributable to, any breach, default or failure of performance thereunder by any Company occurring on or prior to the Closing Date, and (ii) with respect to Hired Employees expressly assumed pursuant to Section 5(d) below (collectively, the “Assumed Liabilities”).  Except for the Assumed Liabilities, the Companies shall remain responsible for, and Purchaser shall not directly or indirectly, assume, or in any way become liable or responsible for, any liability, obligation, debt or contingency of any Company, any Affiliate of any Company, or the Business of any type or nature, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, and whether arising from facts existing or events occurring prior to, on or after the date of this Agreement or the Closing.

(b)     Company Purchase Price.  At the Closing, the Companies shall sell to the Purchaser, and Purchaser shall purchase from the Companies, pursuant to a Bill of Sale in substantially the form attached hereto as Exhibit A, all  of the Companies right, title and interest in the Company Purchased Assets.  The purchase price for the Company Purchased Assets shall be $187,471.00 (the “Company Purchase Price”).  In the event that the cash located in the stores purchased by Purchaser pursuant to this Agreement and the Sale Agreement (the “Cash On Hand”) is less than $15,000 at Closing, then the Company Purchase Price shall be reduced by an amount equal to the difference between $15,000 and the Cash On Hand.  The Company Purchase Price shall be paid as follows:  (a) $99,895.10 shall be paid to the Companies, or their designee, at the Closing via wire transfer in immediately available funds in accordance with wire instructions to be provided by the Companies prior to Closing, (b) $25,000 shall be paid to Commercial Bldg Assoc. LLC, the owner of the Portsmouth Plant (as defined below), via wire transfer in immediately available funds in accordance with wire instructions to be provided by the Companies prior to Closing; and (c) an amount equal to the Virginia Property Tax Liability shall be paid by the Purchaser to the Commonwealth of Virginia, in satisfaction of the Companies’ Virginia Property Taxes, at the Closing via wire transfer in immediately available funds in accordance with wire instructions to be provided by the Companies prior to Closing.

(c)     Bill of Sale.  In consideration for the consummation by Purchaser of the applicable Transactions (including, without limitation, the payment of the Purchase Price), at the Closing, the Companies shall deliver to Purchaser, and Purchaser shall accept from the Companies, pursuant to a Bill of Sale in substantially the form attached hereto as Exhibit A, transferring Purchaser all of the Companies’ rights, title and interest in and to the Purchased Assets.

(d)     Employees.

(i)       Not later than five (5) Business Days prior to the Closing, Schedule 2(o) shall be updated by the Companies to reflect any additional individuals who become Relevant Employees in the ordinary course of the conduct of the Business after the date of this Agreement and prior to the Closing and to otherwise update the information set forth thereon (including, without limitation, a description of all accrued but unpaid salaries, unpaid benefits and unused vacation pay for all such Relevant Employees, up to and including the Closing Date). The Companies shall provide Purchaser with all other information reasonably requested by Purchaser pertaining to the Relevant Employees.

(ii)      Not earlier than twenty (20) nor later than two (2) days prior to the Closing, Purchaser shall offer all Relevant Employees then actively employed by the Companies employment with Purchaser, conditioned upon the Closing, on terms of employment that are substantially similar to the terms of their employment in effect as of Closing, provided that such Relevant Employees shall, if they accept such offer of employment, be eligible to participate in employee benefit plans, programs, arrangements and policies of the Purchaser (“Purchaser Employee Benefit Plans”).  All Relevant Employees who elect to become employees of Purchaser are hereinafter referred to collectively as “Hired Employees” and individually as a “Hired Employee”.  The Hired Employees who accept Purchaser’s offer of employment shall become employees of Purchaser immediately following the Closing.  Purchaser shall, from and after the Closing Date, assume the Companies’ obligations to the Hired Employees with respect to all unused paid-time-accrued as listed on Schedule 2(o) hereto.

(iii)     From and after the Closing Date, the Company shall remain solely responsible for any and all liabilities in respect of continued coverage under COBRA, Section 4980B of the Code and Part 6 of Subtitle of Title I of ERISA and the regulations thereunder, and any similar state law, for all Relevant Employees who do not become Hired Employees who are covered under any Purchaser Employee Benefit Plan that is a group health plan.

(iv)     From and after the Closing Date, the Company shall remain solely responsible for any and all liabilities in respect of the Relevant Employees, including the Hired Employees, related to the Company Plans.  Purchaser and its Affiliates are not assuming any obligation or liability of any Company or any of its ERISA Affiliates, including any Company Plan, or any liability thereunder, to any Hired Employee or other Person except to the extent such liability or obligation is specifically assumed pursuant to this Section 5(c)  or any other provision of the Agreement.

(v)      Except as expressly set forth in this Section 5(c), after the Closing Date the Companies shall remain solely responsible for any and all liabilities in respect of all Relevant Employees (including, without limitation, all Hired Employee) under or related to the Company Plans or otherwise in connection with their employment with any such Company.

6.     CONDITIONS TO PURCHASER’S OBLIGATION TO EFFECT CLOSING.

Purchaser shall not be obligated to effectuate the Closing unless each of the following conditions, any one or more of which may be waived by Purchaser, is satisfied as of the Closing Date:

(a)      Representations and Warranties and Covenants.  (i)    The representations and warranties of the Companies set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, (ii) the Companies shall have performed and complied in all material respects with the agreements contained in the Company Transaction Documents required to be performed and complied with by the Companies on or before the Closing, and (iii) the Companies shall have delivered to Purchaser at the Closing certificates, dated the Closing Date, signed by a senior officer of the Companies certifying as to compliance with clauses (i) and (ii) above.

(b)      No Litigation.  There shall not be any Action pending seeking to enjoin, restrain or prohibit any of the Transactions or that may (or be reasonably expected to) adversely affect the ability of Purchaser to own, operate or otherwise enjoy the Conveyed Assets. Additionally, Purchaser shall not have received any notice of any Action relating in any manner to the sale or transfer of the Conveyed Assets hereunder, including any such Action which questions the validity of any of the Transactions or the commercial reasonableness of the sales contemplated by the Transaction Documents.

(c)      New Employment Agreement.  William Wall shall have entered into a written employment agreement with Purchaser in form and substance reasonably satisfactory to Purchaser; provided that Purchaser shall have offered William Wall employment on terms that are substantially similar to or better than the terms of his employment with the Companies.

(d)      Driver Non-Compete Agreements.  Any written non-competition agreement between one or more of the Companies and a vehicle driver that was formerly employed by any Company and who will, in connection with the Closing, be employed as a vehicle driver by Purchaser shall have shall have been assigned to Purchaser.

(e)      Required Lease Assignment.  Purchaser shall have received an executed lease assignment, in form and substance reasonably satisfactory to Purchaser, from Commercial Bldg Assoc. LLC, with respect to the Companies lease of 3303 Airline Boulevard, Building 2A-H, Portsmouth, Virginia (the “Processing Plant”).

(f)      Vehicle and Personal Property Leases. All of the Companies’ rights in and to the vehicle and personal property leases listed on Schedule 2(q)(i) hereto shall have been transferred to Purchaser on the Closing Date.

(g)      Tax Returns and Financial Information. Purchaser shall have received are true and complete copies of (x) the Companies’ Tax Returns filed by  the Companies for the tax years ended December 31, 2004, December 31, 2005, December 31, 2006, and, if available, December 31, 2007, and (y) audited, unaudited, and reviewed financial information of the Companies for the years ended December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 and for the each quarterly period thereof.

(h)      Release of Liens.  Purchaser shall have received evidence reasonably satisfactory to it that all Liens on the Purchased Assets have been released on the Closing Date (including, without limitation, by filing the applicable UCC termination statements and a discharge of leasehold mortgages), other than Liens securing any of the obligations assumed by Purchaser pursuant to Section 4(a)(ii) above.

(i)      License Agreement.  Purchaser shall have received the executed License Agreement.

(j)      Hazardous Substances.  Purchaser shall have received evidence reasonably satisfactory to it that all hazardous substances consisting of by-products from processing have been removed from the Processing Plant.

(k)      Other Transaction Documents.  All conditions to the closing of the Transactions contemplated by the other Transaction Documents shall have been waived or satisfied, and the Transactions contemplated by the other Transaction Documents shall be consummated simultaneously with the transactions contemplated hereby.

7.     CONDITIONS TO THE COMPANIES’ OBLIGATION TO EFFECT CLOSING.

The Companies shall not be obligated to effectuate the Closing unless each of the following conditions, any one or more of which may be waived by the Company, is satisfied as of the Closing Date:

(a)      Representations and Warranties and Covenants.  (i) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, (ii) Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by Purchaser on or before the Closing, and (iii) Purchaser shall have delivered to the Companies at the Closing certificates, dated the Closing Date, signed by a senior officer of Purchaser certifying as to compliance with clauses (i) and (ii) above.

(b)      No Litigation.  There shall not be any Action pending seeking to enjoin, restrain or prohibit the transactions contemplated hereby.

8.     TERMINATION; EFFECT OF TERMINATION.

(a)     Termination.  This Agreement may be terminated before the Closing occurs only as follows:

(i)       by mutual written consent of Purchaser and the Companies; or

(ii)      by Purchaser, if the Companies shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Companies set forth in this Agreement shall not be true and correct to the extent set forth in Article 2, and such breach, failure or misrepresentation is not cured to Purchaser’s reasonable satisfaction within 10 days after Purchaser gives the Companies written notice identifying such breach, failure or misrepresentation;

(iii)      by the Companies, if Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Purchaser set forth in this Agreement shall not be true and correct, and such breach, failure or misrepresentation is not cured to the Companies’ reasonable satisfaction within 10 days after the Companies give Purchaser written notice identifying such breach, failure or misrepresentation;

(iv)      by Purchaser, if the conditions set forth in Section 6 hereof become incapable of satisfaction; or

(v)      by the Companies, if the conditions set forth in Section 7 hereof become incapable of satisfaction;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein.

(b)     Automatic Termination. This Agreement shall automatically terminate upon the termination of the Sale Agreement.

(c)     No Further Liability.  If this Agreement is terminated pursuant to this Section 8, neither party shall have any further obligation or liability under this Agreement, except that (i) the termination of this Agreement for any reason will not relieve any party from any liability that at the time of termination had already accrued to the other party or that thereafter accrues in respect of any act or omission of such party prior to such termination; (ii) the provisions of Section 9(e) shall survive any termination of this Agreement for a period of one (1) year; (iii) the provisions of Section 3 shall survive any termination of this Agreement and (iv) in the event that this agreement is terminated pursuant to Sections 8(a) hereof (other than pursuant to clause 8(a)(iii), or the Sale Agreement is terminated pursuant to Sections 6.1 thereof (other than pursuant to clause 6.1(c)), the Companies shall promptly reimburse Purchaser for $15,000 of Purchaser’s costs and expenses incurred in acquiring certain computer hardware in connection with the contemplated closing.

9.     COVENANTS.

(a)     Commercially Reasonable Efforts. From and after the date hereof, the parties shall use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Sale Agreement.  Without limiting the generality of the foregoing, the Companies will use all commercially reasonable efforts to timely obtain any Consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable.

(b)     Interim Operations.  From the date of this Agreement through the Closing Date, the Companies shall use their best efforts to (A) operate in the ordinary course, including with respect to their cash flow management, and (B) operate in a manner that prevents any impairment of their ability to fully and timely perform in all material respects under the Assigned Contracts.  The Companies shall use all commercially reasonable efforts to keep the Business substantially intact, including the present operations, physical facilities, working conditions and relationships with suppliers, customers, employees and parties to Contracts relating to the Business.

(c)     Notification of Certain Matters.  From and after the date of this Agreement, the Companies shall give notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be reasonably likely to cause either (A) any representation or warranty of the Companies contained in this Agreement to be untrue or inaccurate in any material respect at the Closing or (B) a Company Material Adverse Effect, and (ii) any material failure of any Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d)     Power of Attorney.  Without limiting any provisions hereof, effective as of the Closing Date, and each of the Companies by appropriate instrument shall constitute and appoint Purchaser and its successors and assigns the true and lawful attorney-in-fact of such Company with full power of substitution in the name of Purchaser or in the name of any Company but for the benefit and at the expense of Purchaser (i) to collect for the account of Purchaser all receivables and any other items to be sold and transferred or intended to be sold and transferred to Purchaser as provided in this Agreement or under the Purchase Agreement, (ii) to institute and prosecute all proceedings that Purchaser may deem proper in order to collect, assert or enforce any right or title of any kind in or to the Conveyed Assets, to defend or compromise any and all actions, suits or proceedings in respect of any of the Conveyed Assets and to do all such acts and things in relation thereto as Purchaser shall deem advisable, and (iii) to take all reasonable actions that Purchaser may deem proper in order to provide for Purchaser the benefits under any Assigned Contract under which any required Consent of another party to the assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained.  Such instrument shall provide that, unless a Company has dissolved or otherwise ceased to exist, Purchaser will first ask the Company to take such action before exercising Purchaser’s authority under the instrument.  Each Company shall acknowledge that the foregoing powers are coupled with an interest and shall be irrevocable by such Company or by its subsequent dissolution or in any manner or for any reason.  Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.  Any amounts collected that are due the Companies pursuant to the terms hereof or otherwise shall be promptly paid over to the Companies.

(e)     Confidentiality.  Pending the Closing of all of the transactions contemplated hereby, all trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Companies or any Company obtained by Purchaser from or on behalf the Companies will be kept confidential and will not be disclosed by Purchaser other than to its officers, employees, advisors and financing sources; provided that the foregoing restriction shall not apply to information which (a) is lawfully and independently obtained by Purchaser from a third party without restriction as to disclosure by Purchaser, (b) was known by Purchaser prior to its disclosure by or on behalf of or the Companies, (c) is in the public domain or enters into the public domain through no fault of Purchaser, or (d) Purchaser is required by Law or legal process to disclose.  If this Agreement is terminated, Purchaser will cause to be delivered to the Companies, as applicable, all materials obtained by Purchaser from or on behalf of the Companies, whether obtained before or after the date of this Agreement.  Following the Closing, Purchaser shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Companies that does not solely relate to the Conveyed Assets, including information of others that the Companies have agreed to keep confidential.  Nothing in this Agreement, including, without limitation, this Section 9(e), shall prevent Purchaser from making any public announcement and/or filings that it may be required to make under applicable Law.

(f)     License Agreement and Assignment.

(i)     On or prior to the Closing Date, Purchaser and the Companies shall enter into the License Agreement, pursuant to which:

(x)     Purchaser shall, at no cost to Purchaser, be granted an exclusive license, in perpetuity, to:

(1)     use the trademarks “Zoots” and “The Cleaner Cleaner” in the Commonwealth of Virginia and in the States of Georgia, Maryland North Carolina and South Carolina, provided that the Companies shall retain the right to use the Zoots trademark in such jurisdictions for a period of thirty (30) days following the Closing in connection with the transaction of their businesses; and

(2)     use the domain name zootsva.com, and to replicate the information relating to the Business, the look, feel and the layout of the Website (as defined below) on the zootsva.com website; and

(y)     the Companies shall agree, for a period of six (6) months after the Closing Date, with respect to the website zoots.com and the related domain name (the “Website”), to:

(1) maintain the Website, or cause the Website to be maintain, in accordance with historical practice; and

(2) maintain, or cause to be maintained, a prominent link on the Website to the zootsva.com website (in connection with which Purchaser shall pay such transferee’s direct, reasonable and documents costs relating to the maintenance of such link).

(ii)     The Companies hereby agree, for a period of ninety (90) days after the Closing Date, to provide (or to cause their successor to provide) call forwarding services with respect to the 1-800 telephone number used in the Business (to such number as may be designated by Purchaser).

(iii)     On the effective date of any transfer of each of the “Zoots” and/or “The Cleaner Cleaner” trademarks, the Website and the 1-800 telephone number used in the Business, the Companies shall cause the relevant transferee (the “Transferee”) to enter in an assignment and assumption agreement, in form and substance satisfactory to Purchaser (the “License Assignment Agreement”) with the Companies and Purchaser with respect to the License Agreement (or, if applicable, the rights under the License Agreement relating to the relevant transferred assets).

(iv)     In the event that Purchaser is unable to transition the Business onto the Westgate hosting system (with respect to point-of-sale functions) by the Closing Date,  the Companies shall permit Purchaser to use the existing point-of-sale system for a two (2) week period after the Closing Date.  In the event that Purchaser is unable to transition the merchant services system (with respect to credit card transactions) to Purchaser’s bank by the Closing Date, any credit card payments received by the Companies in connection with the Business after the Closing Date shall promptly (and in any event within two (2) Business Days of such receipt) be  transferred by the Companies to the bank account specified by Purchaser (less customary expenses).  In the event that Purchaser is unable to transition the internet portals used at each location used in the Business to its own service provider by the Closing Date,  for a period of thirty (30) days after the Closing Date, the Companies shall maintain, and allow Purchaser to use, or cause the Transferee to maintain and allow the Purchaser to use, the internet portals at each location used in the Business, provided that the Purchaser shall reimburse the Companies (or the Transferee, if applicable) for all direct costs associated with the Purchaser’s use of such internet portals within five (5) days after receipt of an invoice for the same.

(v)     In the event that (x) any Company fails to comply with its obligations under this Section 9(f) (including, without limitation, failing to cause the Transferee to enter into the License Assignment Agreement), (y) any Company fails to comply with its obligations under the License Agreement (prior to the assignment thereof as contemplated in Section 9(f)(ii) above), or (z) the Transferee fails to comply with its obligations under the License Agreement (after the assignment thereof as contemplated in Section 9(f)(ii) above), Parent shall, in addition to any other rights Purchaser or Parent  may have against the Companies, have the right to set-off the full amount of the Losses that Purchaser may incur, sustain or suffer resulting from or arising out of (directly or indirectly) or in connection with any such breach (in an aggregate amount not to exceed $100,000) against the payments due under the Note, in which event the Note shall be deemed to be automatically amended accordingly; provided, however, that (1) the Companies shall have the right, but not the obligation, to transfer to the Purchaser all of the Companies’ rights in the Website and the 1-800 number used in connection with the Business, in which case the Purchaser shall no longer have any right to setoff in connection with the Website and the 1-800 number used in connection with the Business; and (2) in the event that the Companies have not the caused the Transferee to enter into the License Assignment Agreement on or before April 30, 2008, then the Companies shall transfer to the Purchaser all of the Companies’ rights in the Website and the 1-800 number used in connection with the Business, in which case the Purchaser shall no longer have any right to setoff in connection with the Website and the 1-800 number used in connection with the Business.

(g)     Accounts Receivable Data Transfer.  Following the close of business on Saturday, March 22, 2008 and prior to 11:59 P.M. (Eastern time) on Sunday, March 23, 2008, the Companies shall deliver to the Purchaser, via electronic mail, a schedule setting forth the Companies’ accounts receivable arising from the Business as of the close of business on March 22, 2008.  Further, within two (2) business days after Closing, the Companies will deliver to the Purchaser a hard copy of a schedule setting forth the Companies’ accounts receivable arising from the Business as of the close of business on March 22, 2008.

(h)     POS Data Transfer.  Following the close of business on Saturday, March 22, 2008 and prior to 11:59 P.M. (Eastern time) on Sunday, March 23, 2008, the Companies shall deliver to the Purchaser or to Purchaser’s designee the Companies’ point of sale data for the seven (7) calendar days preceding March 22, 2008.

(i)     Financial Data.  Within thirty (30) days after the Closing Date, the Companies shall deliver to the Purchaser (1) financial schedules relating to the Business for the 2006 and 2007 fiscal years and the year to date ending on the Closing Date; (2) a list of Companies’ fixed assets relating to the Business; (3) a trial balance relating to the Business; and (4) the general ledger as it relates to the Business.

(j)     Receivables Received Post-Closing.  In the event that, after the Closing Date, any one of the Companies or a successor to one or more of the Companies receives (1) a payment with respect to the accounts receivable of the Companies arising from the Business or (2) an invoice relating to the Business arising for a period beginning on or after the Closing Date, then the Companies shall deliver such payment or invoice, or shall cause their successor to deliver such payment or invoice, within five (5) days after receipt of same by the Companies (or the Companies’ successor, as applicable), to the Purchaser at the following address:  3303 Airline Drive, Suite 2A, Portsmouth, Virginia  23701.

10.     MISCELLANEOUS.

(a)     Notices.  All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier or facsimile (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other party in accordance herewith).  A notice of change of address shall not be deemed given until received by the addressee.

If to any Company, to it at:

Todd Krasnow ZOOTS Corporation 153 Needham Street, Building 1 Newton, Massachusetts 02464 Telecopier: 617)558-9667

With copies to:

Michael Nowlan FTI Consulting 125 High Street, Suite 1402 Boston, Massachusetts 02110 Telecopier: 617-897-1510

and

Robert V. Jahrling, III Choate Hall & Stewart, LLP Two International Place Boston, Massachusetts 02110 Telecopier: 617-248-4000

If to Purchaser, to it at:

U.S. Dry Cleaning Corp. 4040 MacArthur Blvd., Suite 305 Newport Beach, California 92660 Telecopier: (949) 863-9657 Attn: Mr. Robert Y. (Robbie) Lee, Chief Executive Officer

With copies (which shall not constitute notice) to:

Levene, Neale, Bender, Rankin & Brill L.L.P. 10250 Constellation, Suite 1700 Los Angeles, CA 90067 Telecopier: (310) 229-1244 Attn.: Mr. Martin Brill

and

Greenberg Traurig, LLP The Met Life Building 200 Park Avenue, 15th Floor New York, New York 10166 Telecopier: (212) 801-6400 Attn: Spencer G. Feldman, Esq.

(b)     Entire Agreement.  This Agreement and the instruments, agreements, exhibits and other documents contemplated hereby (including, without limitation, the Sale Agreement) supersede all prior discussions and agreements between the parties with respect to the matters contained herein and this Agreement and the instruments, agreements and other documents contemplated hereby (including, without limitation, the Sale Agreement) contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

(c)     Further Assurances and Transitional Services.

(i)     After the Closing, each of the parties hereto shall hereafter, at the reasonable request of the other party hereto, execute and deliver such other instruments of transfer and assumption and further documents and agreements, and do such further acts and things as may be necessary to carry out the provisions of this Agreement.

(ii)     After the Closing, Purchaser will permit the Companies or their respective successors-in-interests and/or assigns access to the books and records acquired by Purchaser on reasonable notice.

(iii)     If any Company receives any cash, checks or other property constituting Conveyed Assets after the Closing, such Company will promptly forward the same to Purchaser.  If Purchaser receives any cash, checks or other property of the Companies that does not constitute Conveyed Assets hereunder after the Closing, Purchaser will promptly forward the same to the Companies.

(d)     Post-Closing Obligations of Companies.  Nothing in this Agreement shall require the Companies to retain personnel after Closing or continue business operations after Closing, and, whether or not expressly set forth elsewhere in this Agreement, the Companies’ obligations to perform hereunder after Closing shall only require the Company to use commercially reasonable efforts to perform such obligations, taking into account the Companies’ staffing and financial capabilities at the time post-Closing performance is requested or required.  Purchaser acknowledges that, after Closing, the Companies may not have any employees or material resources and may only be able to provide minimal assistance to Purchaser.

(e)     Non-Solicitation By Purchaser.  Purchaser shall not knowingly solicit any current customers of the Companies or any purchaser of the Companies’ assets in the areas that comprise the Companies’ former Philadelphia and New Jersey networks (as defined by the geographical areas corresponding to the postal codes identified on Schedule 10(e) hereto) for a period of two (2) years after Closing.

(f)     Waiver.  Any term or condition of this Agreement may be waived at any time by the party thereto which is entitled to the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party.  A waiver on one occasion shall not be deemed to be a waiver of the same of any other breach on a future occasion.

(g)     Amendment. Except as otherwise expressly provided herein, this Agreement may be amended only by a writing signed by all the parties hereto.

(h)     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Each party hereto may deliver its signature page by facsimile transmission, and any such facsimile of a signature page to this Agreement shall be treated as an original signature page for all purposes under this Agreement.

(i)     Binding Agreement; Assignment; No Third Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any party hereto, without the prior written consent of the other party.  Any purported assignment without such consent shall be void.

(j)     Headings.  The headings in this Agreement are for convenience of reference only and should not be deemed a part of this Agreement.

(k)     Fees and Expenses.  Each party shall bear the costs and expenses incurred by it in connection with the preparation, execution and performance of this Agreement.

11.     CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS.  EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.     WAIVER AND CONSENT

Each Company hereby irrevocable waives, to the fullest extent permitted by Law, any right it may have (including, without limitation, under the UCC) to (a) object or challenge any of the Transactions, including, without limitation, the Secured Party Sale, and (b) to notice or consultation with respect to the consummation of the Transactions, including, without limitation, the Secured Party Sale.  Each Company hereby irrevocable consents to the consummation of each of the Transactions, including, without limitation, the Secured Party Sale.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Assignment and Assumption Agreement as of the date first above written.

Zoots Corporation

By: Name: Title:

Zoots Holding Corporation

By: Name: Title:

Delivery LLC

By: Name: Title:

USDC Portsmouth, Inc.

By: Name: Title:

U.S. Dry Cleaning Corporation

By: Name: Title:

List of Schedules:

Schedule 1	Company Material Adverse Effect

Schedule 2(f)	Exceptions to Sufficiency of Assets

Schedule 2(i)	Accounts Receivable

Schedule 2(j)	Litigation

Schedule 2(l)	Permits

Schedule 2(m)	Taxes

Schedule 2(o)	Employees

Schedule 2(p)	Employee Benefit Plans

Schedule 2(q)(i)	Tangible Assets/Vehicle and Personal Property Leases

Schedule 2(q)(iv)	Inventories

Schedule 2(q)(vii)	Prepaid Items/Accounts

Schedule 2(q)(x)	Deposits

Schedule 4(a)	Assigned Contracts

Schedule 4(b)	Nonassignable Contracts

Schedule 10(e)	Philadelphia and New Jersey Networks